4.1 Indenture dated as of November 15, 1993, between the Corporation and Bank of America Illinois, formerly known as Continental Bank, National Association, as Trustee, for 8 7/8% Senior Subordinated Notes due 1998 for $100,000,000. Filed on Registration No. 33-50541.

4.2 Indenture dated as of May 30, 1997 by and between the Corporation and The Fuji Bank and Trust Company, as Trustee, for 9% Senior Subordinated Notes due 2002 for $100,000,000. Filed on Registration No. 333-30167.